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                           PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN


                          PREMIERE RADIO NETWORKS, INC.


                                    AS BUYER


                                       AND


                         PHILADELPHIA MUSIC WORKS, INC.


                                    AS SELLER


                            AS OF SEPTEMBER 27, 1996


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

                           PURCHASE AND SALE AGREEMENT


This Agreement dated this 27th day of September, 1996 is by and between Premiere Radio Networks, Inc. ("Premiere"), a Delaware corporation, and Philadelphia Music Works, Inc. ("PMW"), a Pennsylvania corporation.

WHEREAS, PMW desires to sell to Premiere all of the Assets (as later defined herein) and the business and goodwill related thereto, and Premiere desires to purchase said Assets, business and goodwill and interest from PMW.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "AQH LEVEL" shall mean the average quarter hour audience level for radio listeners in the "persons 12+" demographic category as measured by the Arbitron Ratings Company with respect to radio station affiliates under contract to utilize the PMW Jingle Service in exchange for commercial broadcast time.

     "ASSETS" shall mean the assets to be transferred to Premiere hereunder, as more fully specified in Section 2.2.

     "CLOSING" shall have the meaning set forth in Section 2. 1.

     "CLOSING DATE" shall have the meaning set forth in Section 2. 1.

     "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 5.5.

     "MATERIAL PMW AGREEMENTS" shall have the meaning set forth in Section 5.14.

     "NON-COMPETITION AGREEMENT(S)" shall mean the agreement in the form of EXHIBIT B to be fully executed and delivered to Premiere at the Closing.

     "PERSONAL PROPERTY" shall mean all tangible personal property owned, leased or held by PMW and used or useful in the present conduct of the business and operations of PMW.

     "PHYSICAL INVENTORY" shall mean all compact discs and/or audio tape reels of PMW jingles and miscellaneous materials including, but not limited to, written lyrics and music all which are owned or held by PMW and are used or useful in the present conduct of the business and operations of PMW.

     "PREMIERE" shall have the meaning set forth in the introduction to this Agreement.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

     "PMW" shall have the meaning set forth in the introduction to this Agreement.

     "PMW JINGLE SERVICE" shall mean the custom and customizable jingle packages exploited to radio stations including, but not limited to, the "America's Best Jingles Plus," the "America's Best Jingles," and the "Premiere Jingle Service" packages.

                                    ARTICLE 2
                               PURCHASE OF ASSETS

     2.1. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur within five business days following the fulfillment of all conditions to Closing contained in Articles 6 and 7 hereof, unless waived by the party entitled to do so (the "Closing Date").

     2.2. TRANSFER OF ASSETS. On the Closing Date, PMW shall sell, assign, transfer and convey to Premiere, and Premiere shall purchase all right, title and interest in and to the assets, tangible and intangible (including the business of PMW as a going concern), owned or held by PMW wherever located and used in the conduct of the business and operations of PMW, includiung, but not limited to the following (collectively, the "Assets"):

          (a)  all Intellectual Property;

          (b) all Material PMW Agreements and other contracts or agreements entered into by PMW in connection with the operation of PMW;

          (c) all computer programs, software and programming materials of whatever form or nature owned by PMW and used or intended for use on or by PMW, including intellectual property contained in PMW's web page;

          (d) all files, records, books of account and logs relating to the operations of PMW reasonably requested by Premiere, including, without limitation, programming information and studies, advertising studies or consulting reports, marketing and demographic data, sales correspondence, promotional materials, credit and sales reports;

          (e)  all Personal Property;

          (f)  all goodwill of PMW;

          (g) all other assets of whatever kind or nature, excluding accounts receivables and cash.

     2.3. ABSENCE OF CONSENT. Notwithstanding the foregoing, there shall not be assigned to Premiere any Material PMW Agreement or any other contract, lease or agreement by which PMW is bound, if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof or in any way adversely affect the rights of PMW thereunder and such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of PMW thereunder so that Premiere would not, in fact, receive the benefits thereof. PMW covenants and agrees that the beneficial interest in and to any such agreement shall, to the extent permitted by the relevant agreement and/or by law, pass to Premiere, and PMW covenants and agrees: (a) that it will hold and declare that it holds all such agreements in trust for the benefit of Premiere, its successors and assigns, from and after the Closing Date; (b) to use all reasonable efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same; (c) to make or complete such assignment or assignments as soon as reasonably possible; and (d) to cooperate with Premiere in any other reasonable arrangement designed to provide for actions necessary to enable PMW to fulfill any such agreements until an effective assignment thereof to Premiere can be obtained, and the parties agree to cooperate and take all necessary actions, including accountings between parties, to assure that Premiere shall receive all of such benefits, rights, obligations and duties under such agreements. The provisions of this Section 2.3 do not constitute a waiver of the conditions to Closing contained in Article 6 hereof.

     2.4. PURCHASE PRICE. PMW hereby agrees to sell to Premiere and Premiere hereby agrees to buy from PMW all rights, title and interest in PMW for the purchase price of Six Hundred Thirty-five Thousand Dollars ($635,000) payable as follows:

               (a) Fifteen Thousand Dollars ($15,000) on or about September 6, 1996 as a deposit which shall be refunded to Premiere in the event this Agreement is not consummated,

               (b) Four Hundred Twenty Thousand Dollars ($420,000) on the Closing Date by wire transfer, and

               (c) Two Hundred Thousand Dollars ($200,000) in the form of a promissoiry note (the "Promissory Note") attached hereto as Exhibit A.

     2.5 ADDITIONAL PURCHASE CONSIDERATION. In addition to the $635,000 consideration payable in Section 2.4 above, up to Seven Hundred Thousand Dollars ($700,000) of additonal purchase consideration may be payable as follows (herein the "PMW AQH Consideration"):

               (a) One Hundred Twenty-Five Thousand Dollars ($125,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 600,000 for a minimum period of three (3) months; plus

               (b) One Hundred Twenty-Five Thousand Dollars ($125,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 1,200,000 for a minumum period of three (3) months; plus

               (c) One Hundred Twenty-Five Thousand Dollars ($125,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 1,800,000 for a minimum period of three (3) months; plus

               (d) One Hundred Twenty-Five Thousand Dollars ($125,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 2,400,000 for a minimum period of three (3) months; plus

               (e) One Hundred Thousand Dollars ($100,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 3,000,000 for a minimum period of three (3) months; plus

               (f) One Hundred Thousand Dollars ($100,000) upon sustaining an AQH Level for the PMW Jingle Service of at least 3,600,000 for a minimum period of three (3) months.

     The PMW AQH Consideration shall be payable only within the first three (3) years subsequent to Closing provided, however, that an extension of three (3) months shall be provided only in order to facilitate sustaining by the PMW Jingle Service of the appropriate AQH Level for the minimum three (3) month period. For example, should the PMW Jingle Service achieve an AQH Level of 3,000,000 two years and eleven months subsequent to Closing, PMW shall be granted two additional months (therefore, thirty-eight months in total) to allow for the minimum "sustaining period" of three (3) months required for the PMW AQH Consideration. Premiere shall pay the PMW AQH consideration only one time for reaching the threshold or AQH Level set forth above.

     Further, in determining the AQH Level, the parties shall at the appropriate time, as necessary, agree to a reasonable allocation of the AQH Level in instances where the PMW Jingle Service is sold in combination with the services of Broadcast Results Group ("BRG"), except that the AQH Level of KIIS-FM associated with the contract for the services of BRG dated July1, 1996, shall be specifically excluded in determining the AQH Level.

     Premiere, at its sole option, may pay to PMW up to fifty percent (50%) of the PMW AQH Consideration, in shares of Premiere's Class A common stock having a fair market value equal to that portion of the PMW AQH Consideration. The fair market value of Premiere's Class A common stock shall be equal to the average of the last reported sale price for Premiere's Class A common stock on the exchange (i.e., NASDAQ) on which the Class A common stock is then traded for the ten (10) trading day period ending one (1) trading day prior to the end of the applicable minimum three (3) month period.

     2.6. AGREEMENTS REGARDING COMMON STOCK. The following terms shall apply to any Class A common stock issued to PMW:

          (a) All Class A common stock will be "restricted stock" within the meaning of Rule 144 of the Securities Act of 1933, as amended.

          (b) If PMW proposes to sell any of the Class A common stock, in the market, PMW shall give Premiere notice that it intends to sell Class A common stock in the market and state the minimum price at which it intends to sell such Class A common stock. Premiere will have five (5) business days in which to elect whether or not to purchase the Class A common stock at the price set forth in the notice. If Premiere declines to purchase the Class A common stock, then PMW may, for a period of thirty days, sell such Class A common stock in a market limit order at or above the price set forth in the notice. This paragraph 2.6.(b) will again apply to any Class A common stock not sold within such thirty day period.

          (c) If PMW proposes to sell any Class A common stock in a private sale, PMW shall give Premiere notice of its intent to sell the Class A common stock and the price at which such Class A common stock will be sold. Premiere will have five business days in which to elect whether or not to purchase the Class A common stock at the price set forth in the notice. If Premiere declines to purchase the Class A common stock, then PMW may sell such Class A common stock in a private sale for a price no less than that set forth in such notice. This paragraph 2.6.(c), will again apply to any Class A common stock not sold within such thirty day period.

          (d) PMW may, subject to applicable laws, use the Class A common stock as collateral for margin loans notwithstanding paragraphs 2.6.(b) and 2.6.(c) hereof, provided that Premiere shall have a right to purchase any Class A common stock which might be sold by a lender.

          (e) The restrictions contained in paragraphs 2.6.(b) and 2.6.(c) hereof shall not apply to transfers by PMW to their respective shareholders, provided that any transfers by such shareholders shall be subject to such restrictions.

     2.7. LIMITATION ON PMW AQH CONSIDERATION. The PMW AQH Consideration shall be offset and reduced by the cumulative amounts paid by Premiere to PMW with respect to the AVB Purchase Price, the Choice Cuts Purchase Price, the Canary Purchase Price and/or the Prime Cuts Purchase Price (collectively, the "Library Purchase Price") only to the extent the PMW AQH Consideration has not previously reduced the Library Purchase Price pursuant to Section 2 of that certain amended and restated letter agreement between Premiere and PMW dated as of September __, 1996 ("Letter Agreement"). For example, if (a) the Adjusted Cash Flow as defined in the Letter Agreement for the period of January 1, 1997 through December 31, 1997 is $1,500,000, (b) the AQH Level is 550,000, (c) no PMW AQH consideration has been paid, and (d) the Canary Purchase Price was $100.00, the following additional consideration i.e., (AVB Purchase Price) would be paid to PMW under Section 2.b. of the Letter
Agreement:

     Adjusted Cash Flow                 $   1,500,000
     Multiple                                   X 2.2
                                        $   3,300,000
     Less:
          Agreed upon amount            (   3,233,000)
          Canary Purchase Price         (         100)
          PMW AQH Consideration         (           0)
                                        --------------
     Paid to PMW--AVB Purchase Price    $      66,900
                                        --------------
                                        --------------

     Further, if the AQH Level later equals or exceeds 600,000 (but is less than 1,200,000) for a three-month period, then the PMW AQH Consideration shall be $58,100 ($125,000 less $66,900).

                                    ARTICLE 3
                            ASSUMPTION OF LIABILITIES

     3.1. ASSUMPTION OF LIABILITIES. At the Closing, Premiere shall assume and agree to perform and discharge and indemnify PMW against any and all obligations of PMW arising after the Closing under (i) any of the Material PMW Agreements and (ii) under any contracts, agreements, leases, licenses and undertakings of PMW set forth on Schedule 3.1 hereto.


     3.2. LIMITATION. Except as specifically set forth in this Agreement, Premiere shall not assume and shall have no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, any liabilities or obligations of PMW whether due or to become due, with respect to the following (collectively, "Excluded Liabilities"): (i) any federal, state, local or sales taxes relating to periods prior to the Closing Date or to the asset sale contemplated herein; (ii) any existing, pending or threatened litigation, arbitrations, or other legal or administrative proceedings against PMW, whether or not disclosed to Premiere; (iii) any liabilities, trade payables or accruals, including any unpaid and accrued sick leave and vacation of PMW employees; (iv) any liabilities attributable to the operations of PMW prior to the Closing; and
(v) any liabilities not specifically assumed hereunder. Further, Premiere shall assume only PMW's allocable share of its office lease set forth on Schedule 5.14 hereto. PMW agrees to discharge, promptly when due, all of the Excluded Liabilities.

     3.3. PRORATIONS. The following items with respect to the Assets and the business of PMW shall be prorated as of the Closing Date with PMW being responsible for and receiving the benefit of such items to the extent that they relate to the period ending on the Closing Date and Premiere being responsible for and receiving the benefits of such items to the extent that they relate to periods from and after the Closing Date:

          (a) rents and other payments due under leases of real property assigned to Premiere, as and when collected, and rents and other payments payable by PMW under leases assumed by Premiere;

          (b) real estate and personal property taxes applicable to the tax year in which the Closing occurs which shall be prorated on the basis of a 365 day year based on the most recent real estate and personal property tax bills received by PMW;

          (c) water charges, sewer rents, electricity, steam, gas and other like utility charges which shall be prorated based on the number of days before and from and after the Closing Date covered by bills paid;

          (d) periodically recurring governmental and quasi-governmental fees for licenses, or permits relating to the Assets which are transferable and which are properly transferred to Premiere in respect to the Assets, or any part thereof;

          (e) payments made in the ordinary course of business consistent with past practice relating to leases, contracts and agreements assigned to and assumed by Premiere;

          (f) other expenses paid or due in the ordinary course of business consistent with past practices which relate to the Assets and the business being transferred to Premiere.

          Within Ninety (90) days after the Closing Date, Premiere and PMW shall give written notice to the other of any payment, receipt and allocation of any of the foregoing items, and PMW shall reimburse Premiere or Premiere shall reimburse PMW, as the case may be, the net amount owed to the other. Such notice shall include copies of applicable invoices and, as necessary, calculation of amount which has been prorated.

                                    ARTICLE 4
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PREMIERE

               Premiere represents and warrants to PMW as follows:


     4.1. ORGANIZATION AND STANDING. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority to own its property and assets and to conduct its business as proposed to be conducted under this Agreement.

     4.2. AUTHORIZATION AND BINDING OBLIGATION. Premiere has all necessary power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby, and Premiere's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Premiere and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

     4.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by Premiere: (a) do not require the consent of any third party; (b) will not violate any provision of Premiere's articles of incorporation or by-laws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Premiere is a party or is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Premiere is now subject.

     4.4. BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Premiere are pending or, to the knowledge of Premiere, threatened, and Premiere has not made and presently does not intend to make any assignment for the benefit of creditors or taken any action in contemplation of, the institution of such insolvency proceedings.

     4.5. LITIGATION. To the best of Premiere's knowledge, there is no claim, litigation, proceeding or investigation pending or threatened which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

     4.6. DISCLOSURE. To the best of Premiere's knowledge, none of this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading.

                                    ARTICLE 5
               REPRESENTATION AND WARRANTIES AND COVENANTS OF PMW

     PMW represents and warrants to Premiere as follows:

     5.1. ORGANIZATION AND STANDING. PMW is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to own, lease and operate the Assets and to carry on the businesses of PMW as now being conducted and as proposed to be conducted. PMW is duly qualified to do business and is in good standing in any state in which the operation of PMW requires it to be so qualified in each jurisdiction where the ownership of its assets or the nature of its business where the failure to be qualified and/or in good standing would have a material adverse effect on PMW.

     5.2. AUTHORIZATION AND BINDING OBLIGATION. PMW has all necessary power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby, and PMW's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by PMW and constitutes its binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

     5.3. ABSENCE OF CONFLICTING AGREEMENT OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by PMW (a) do not require the consent of any third party, except as otherwise detailed on one of the Schedules (b) will not violate any provisions of PMW's articles of incorporation or By-Laws;
(c) to PMW's knowledge will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which PMW is a party or by which it or the Assets are bound; (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a material default under any agreement, instrument, license or permit to which PMW or the Assets are now subject; and (e) will not result in the creation of any lien, charge or encumbrance on any of the Assets.

     5.4. PERSONAL PROPERTY. All Personal Property used or useful in the operation of PMW shall be included as part of the Assets transferred from PMW to Premiere, as detailed on Schedule 5.4. All Physical Inventory to be transferred to Premiere is detailed in Schedule 5.4(a). All agreements between aff;iliated, third-party radio stations and PMW, and all agreements between foreign subdistributors and PMW are detailed in Schedule 5.4(b).

     5.5. INTELLECTUAL PROPERTY. PMW has good and marketable title in and to all copyrights, trademarks, trade names, service marks, licenses, permits, jingles, privileges, and other similar intangible property rights and interests applied for, issued to or owned by PMW, or under which PMW is licensed or franchised, which are used or useful in the present conduct of the businesses and operations of the PMW ("Intellectual Property"). Attached hereto as
Schedule 5.5 is a list of all such Intellectual Property rights. PMW has no knowledge of any threatened or pending proceeding or litigation affecting or with respect to any Intellectual Property. PMW has received no notice alleging infringement of the rights of any third party to Intellectual Property or unlawful use of such property. PMW has the right to use the Intellectual Property and to conduct the business and operations of PMW as now conducted and has not granted any licenses or other rights and has no obligation to grant licenses or other rights with respect thereto to any party.

     5.6. PERSONNEL INFORMATION.

          (a) SCHEDULE 5.6 contains a true and complete list of all persons employed at or in connection with the operation of PMW, their title or job responsibility, and a description of all compensation arrangements (including bonus arrangements) and employee benefit plans or arrangements applicable to such employees. PMW has no knowledge that any employee identified on SCHEDULE
5.6 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

          (b) To its knowledge, PMW has complied in connection with the operation of PMW in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, unemployment insurance, workers' compensation, and equal employment opportunity.

          (c) PMW is not a party to or bound by any employee pension benefit plan within the meaning of Section 3(2a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),and covering or regarding the employees set forth on SCHEDULE 5.6 whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee identified on SCHEDULE 5.6 is entitled to any benefits that would be payable pursuant to any employee pension benefit plan. Except as provided on Schedule 5.6, PMW has no fixed or contingent liability or obligation to any person now or formerly employed at PMW, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers compensation policies. Premiere shall not assume or hereby become obligated to pay any debt, obligation or liability arising from PMW's employee benefit plans, or any other employment arrangement, and coverage under such plans and arrangements shall remain the responsibility of PMW.

     5.7. LITIGATION. Except as set forth on SCHEDULE 5.7, PMW is not subject to any judgement, award, order, writ, injunction, arbitration decision or decree pertaining to the operation of PMW, ownership of the Assets or the validity thereof. Except as set forth on SCHEDULE 5.7, there is no litigation, proceeding or investigation pending or, to the best of PMW's knowledge, threatened against PMW or relating to PMW or the Assets in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes. There is no claim, litigation, proceeding or investigation pending or, to the best of PMW's knowledge, threatened against PMW, which might have a material adverse effect upon the business, assets or condition (financial or otherwise) of PMW or which seeks to enjoy or prohibit, or otherwise questions validity of, any action taken or to be taken in connection with this Agreement.

     5.8. COMPLIANCE WITH LAWS. To the best of its knowledge PMW has operated and is operating in material compliance with all laws, regulations and governmental orders pertaining to the operation of PMW or ownership of the Assets, and its present use of the Assets does not violate any law, regulation or order in any material respect. PMW has not received any notice asserting any noncompliance with any applicable statute, rule or regulation, in connection with the business or operation of PMW.

     5.9. BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting PMW or any of the Assets, are pending or, to the knowledge of PMW, threatened, and PMW has not made and presently does not intend to make any assignment for the benefit of creditors or file any petition in bankruptcy and has not taken and presently does not intend to take any action which would constitute the basis for the institution of such insolvency proceedings. PMW is not aware of any fact or circumstance which would cause any of the Assets or the business of PMW become subject to the jurisdiction of any bankruptcy court or proceeding.

     5.10. DISCLOSURE. None of this Agreement or any certificate of other document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact.

     5.11. OPERATION OF PMW. PMW has operated PMW in the ordinary and normal course of business and in the manner that is customary with its past practices from June 30, 1996 through the Closing Date.

     5.12. ABSENCE OF UNDISCLOSED LIABILITIES. The unaudited cash basis balance sheets of PMW at December 31, 1995 and June 30, 1996 and the related unaudited, cash basis income statements (including footnotes thereto) for the periods then ended, present fairly in all material respects the cash basis financial position and results of operations of PMW on each such date or for the applicable periods then ended, as the case may be. The foregoing financial statements are sometimes referred to herein as the "Financials." Except as and to the extent reflected or reserved against in the Financials, or disclosed in any Schedules hereto, PMW had no liabilities or obligations as of the dates thereof (other than obligations of continued performance under the Material PMW Agreements and other commitments and arrangements incident to the normal conduct of business which are terminable at will), known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, tax liabilities due or to become due. Since June 30, 1996, except as and to the extent reflected or reserved against in the Financials or disclosed in any Schedule hereto, PMW has incurred no liabilities or obligations other than (i) current liabilities incurred in the ordinary course of business which in the aggregate do not have a material adverse effect on the financial position or operations of PMW, or (ii) in connection with the transactions contemplated hereby.

     5.13. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as described in Schedule 5.13 hereto, there has not occurred any event or condition which has or may be expected to have a material adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), condition (financial or otherwise), results of operations, business, affairs or prospects of PMW concerning PMW and, without limiting the generality of the foregoing, PMW has not (a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business;
(b) discharged or satisfied any lien or encumbrance, or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business; (c) mortgaged, pledged, or subjected to lien, charge, security interest or other encumbrance any of the Assets; (d) sold, transferred, licensed or otherwise disposed of any of the Assets other than in the ordinary course of business consistent with past practice; (e) increased the compensation payable or to become payable by it to any of its directors, officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $30,000, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees or agents of the PMW; (f) terminated or received any notice of termination of any contract, lease, trademark, patent, copyright or trade name protection or other agreement; (g) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets; (h) suffered any taking or seizure of all or any part of the Assets by condemnation or eminent domain; (i) experienced any material change in its relations with its dealers, distributors, customers, employees, agents or consultants; acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation; (k) made any capital expenditures or capital additions exceeding $10,000 singularly or $50,000 in the aggregate; (1) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations involving a claim in excess of $5,000; (m) made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices; (n) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the PMW; (o) entered into any transaction other than in the ordinary course of business; (p) changed the authorized or issued capital stock of the PMW, increased its funded indebtedness, or made any declaration, setting aside or payment of any dividend or any other distribution in respect of its capital stock; or (q) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (p) of this Section 5.13.

     5.14.     EQUIPMENT LEASES AND CONTRACTS.  Except as disclosed on Schedule
5.14 hereto, PMW is not a party to, nor are the Assets bound by, any executory agreements (including dealer and distributor agreements), purchase orders (other than purchase commitments for supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, warranties, guarantees, understandings or other agreements (a) which involve or may involve the annual payment of more than $2,500, (b) which are of a duration in excess of twelve (12) months from the date of execution thereof, or (c) to which any stockholder, officer, director or employee of PMW are a party in any capacity, which is not being extinguished by said Closing Date (said agreements, together with the Real Property Leases, being referred to herein collectively as the "Material PMW Agreements"); true and correct copies of each of the Material PMW Agreements have been delivered to Premiere and each of them is in full force and effect, with an expiration date as set forth on
Schedule 5.14, have not been amended or modified except as set forth on Schedule 5.14, and constitute the entire agreement between the parties thereto with respect to the subject matter thereof to the best of PMW's knowledge. No party to any Material PMW Agreement is in material default thereunder, nor is PMW aware of any fact or circumstances with respect to any Material PMW Agreement which upon notice or lapse of time could give rise to a material default thereunder.

     5.15.     REAL PROPERTY LEASES.  The real property leases listed on
Schedule 5.15 hereto (the "Real Property Leases") constitute all leases, whether written or oral, to which any of the PMW or their affiliates are a party and which are necessary or required in connection with PMW (including any real property owned by one or more of the shareholders or any affiliate of PMW); true and correct copies of each of the written Real Property Leases have been delivered to Premiere. PMW has valid and enforceable leasehold interests in such real property, free and clear of all liens and encumbrances. Each such lease affords PMW, as the case may be peaceful and undisturbed possession of the premises covered thereby, and there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such lease, give rise to a right in the lessor to terminate the lease or render the lessee liable to incur any expenditure under such lease. In the event any such lease requires the lessee to exercise an option to renew in order to continue the term thereof, PMW has properly exercised such option to renew. To the best knowledge of PMW, each such real property and improvements thereon may lawfully be used in connection with the business of PMW and is in compliance with all applicable laws, rules, regulations and ordinances of all federal, state, municipal and other governmental authorities including, but not limited to, zoning, building, health, safety and environmental laws, and PMW has not received any notices of violations with respect thereto.

     5.16. MACHINERY AND EQUIPMENT. The machinery and equipment of PMW is in good operating condition and in a state of good repair sufficient for the conduct of normal operations. PMW's assets and properties (including leased property) are adequate to enable PMW to conduct its business as now being conducted. PMW is not aware of any major capital expenditure that will be required within one year from the date of this Agreement that is not consistent with past practices.

     5.17. LICENSES. PMW possesses all material patents, franchises, permits, licenses, music library rights, certificates and consents required from any governmental authority or any other person necessary to enable PMW to carry on its business as now conducted and to own and operate its properties (including leased property) as now owned and operated and all such patents, franchises, permits, licenses, certificates and consents will remain in full force and effect following consummation of the transactions contemplated by this Agreement. Attached hereto as Schedule 5.17 is a true and complete list of all such patents, franchises, permits, licenses, certificates and consents. All such patents, franchises, permits, licenses, certificates and consents are fully transferable.

     5.18. TITLE TO ASSETS. Except as disclosed on Schedule 5.18 hereto, all of the Assets will, on the Closing Date, be owned by PMW, free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances whatsoever, and the sale to Premiere of the Assets will not give rise to any lien, security interest, pledge, encumbrance or charge thereon. The Assets constitute all of the assets necessary to operate the business as it is now being operated.

     5.19. FILINGS, ETC. PMW, to the best of its knowledge, (a) has filed all federal, state and local tax returns required by law in the legally prescribed time and manner, and paid all taxes, assessments and penalties due and payable; (b) has made all payments required by any governmental program of workers' social security or unemployment compensation; (c) has withheld and paid over to the appropriate governmental authority all amounts required by law to be withheld from the wages or salaries of employees; (d) is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and (e) has paid or will pay over to the appropriate governmental authority all sales or use taxes referable to the PMW operations due as of the Closing Date, and has made or will make provisions for payment of all such taxes accrued as of such date, but not yet due. There are no claims pending or, to the best knowledge of PMW, threatened against PMW for past due taxes, nor are there any outstanding waivers or agreements by the Company for the extension of the time for the assessment of any tax.

     5.20. INSURANCE. Attached hereto as Schedule 5.20 is a true and complete list of all insurance policies in force with respect to the Assets and the business of the PMW and the annual premiums payable thereon. In the opinion of PMW, all such policies are adequate to insure the risks arising in the normal course of business. PMW is not now, and on the Closing Date will not be, in default in any respect under any such policy, and PMW shall continue such policies in force and effect through the Closing Date.

                                    ARTICLE 6
           CONDITIONS PRECEDENT TO PREMIERE'S OBLIGATION TO CLOSE AND
                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

     The obligations of Premiere hereunder are, at its option, subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

     6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) All representations and warranties of PMW shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

          (b) All of the terms, covenants and conditions to be complied with and performed by PMW on or prior to Closing Date shall have been complied with or performed in all material respects.

     6.2. ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which Premiere in good faith believes would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     6.3. PAYMENT OF INDEBTEDNESS: FINANCING STATEMENTS. PMW shall be prepared to deliver the Assets to Premiere at Closing free and clear of all liens or encumbrances.

     6.4. NON-COMPETITION AGREEMENT. PMW, Andrew Mark and Kenneth Gross shall have executed and delivered the Non-Competition Agreement to Premiere.

     6.5. EMPLOYMENT AGREEMENT. Execution of employment agreements between Andrew Mark, Arnold J. Andron, and Premiere, in substantially the form attached hereto as Schedule 6.5.


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO PMW'S OBLIGATION TO CLOSE

     The obligations of PMW hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

     7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) All representations and warranties of Premiere shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

          (b) All the terms, covenants and conditions to be complied with and performed by Premiere on or prior to the Closing Date shall have been complied with or performed in all material respects.


                                    ARTICLE 8
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

     8.1. DOCUMENTS TO BE DELIVERED BY PMW. At Closing, PMW shall deliver to Premiere the following:

          (a) instruments of conveyance and transfer, including all relevant Bills of Sale, in form and substance reasonably satisfactory to counsel to Premiere, effecting the sale, transfer, assignment and conveyance of the Assets to Premiere, including, but not limited to, the following:

               (i)  assignments of all Intellectual Property; and

               (ii) all books, records, logs, customer lists and similar assets to be assigned to Premiere pursuant to Article 2;

          (b) the executed Non-Competition Agreements of PMW, Andrew Mark, and Kenneth Gross;

          (c) resolutions of the Board of Directors and shareholders of PMW authorizing this Agreement, and a certificate from the Secretary stating that such resolutions are in full force and effect and have not been rescinded as of the Closing Date.

          (d)  Employment Agreements of Andrew Mark, and James Andron.


     8.2. DOCUMENTS TO BE DELIVERED BY PREMIERE. At the Closing, Premiere shall deliver to PMW the following:

          (a) Four Hundred Fifty-FIve Thousand Dollars ($455,000) cash pursuant to Section 2.4(b);

          (b)  the Promissory Note; and

          (c) resolutions of the Board of Directors of Premiere or its designee(s) authorizing this Agreement, and a certificate from the Secretary stating further stating that such resolutions are in full force and effect and have not been rescinded as of the Closing Date.

                                    ARTICLE 9
                                FEES AND EXPENSES

     9.1. EXPENSES. Each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1. INDEMNIFICATION BY PMW. Through and including February 28, 1998, PMW shall indemnify, defend and hold Premiere harmless against and with respect to, and shall reimburse Premiere for:

          (a) any and all losses, direct and indirect, liabilities, or damages resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or obligation by PMW contained herein or in any certificate, document, or instrument delivered to Premiere hereunder;

          (b) any and all liabilities or obligations of PMW not assumed by Premiere pursuant to the terms of this Agreement; including the Excluded Liabilities

          (c) any and all losses, liabilities, or damages resulting from the operation or ownership of PMW by PMW prior to the Closing Date;

          (d) any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

          (e) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including reasonable legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.2. INDEMNIFICATION BY PREMIERE. Through and including February 28, 1998, Premiere shall indemnify and hold PMW harmless against and with respect to, and shall reimburse PMW for:

          (a) any and all losses, direct or indirect, liabilities, or damages resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or obligation by Premiere contained herein or in any certificate, document, or instrument delivered to PMW hereunder;

          (b) any and all losses, liabilities or damages arising after the Closing Date in connection with the operations of PMW after the Closing Date; and

          (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to impose the imposition thereof, or in enforcing this indemnity.

     10.3. LIMITATION ON INDEMNIFICATION. In the absence of fraud by PMW or its officers, directors or agents, the sole method by which Premiere may satisfy any claims for indemnification hereunder shall be to offset the amount outstanding under the Promissory Note, or any other payments which may become due under Section 2 or under that certain Letter Agreement between Premiere and PMW dated September 27, 1996; and PMW shall not be liable for any amounts in excess of the principal amount of the Promissory Note. In the event of fraud by PMW or its officers, directors or agents, Premiere shall be entitled to all available rights and remedies, whether legal or equitable, and the limitations contained in the foregoing sentence shall not be applicable.

                                   ARTICLE 11
                          ALLOCATION OF PURCHASE PRICE

     Premiere and PMW agree that the purchase price shall be allocated as follows, for tax purposes:

               Equipment and inventory:      $     10,000
               Covenant not to compete:      $     25,000
               Intellectual property:        $    600,000

     Premiere and PMW further agree that any PMW AQH consideration shall be allocated entirely to intellectual property.

                                   ARTICLE 12
                            TERMINATION OF AGREEMENT

     12.1 EVENTS OF TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

               (i)  by the mutual consent of PMW and Premiere;

               (ii) by Premiere, if PMW breaches in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement;

               (iii)by PMW, if Premiere breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

               (iv) by either Premiere or PMW, if any of the conditions to Closing is not fulfilled (or waived by the party for whose benefit the conditions exist) on or prior to the Closing Date;

               (v) by either Premiere or PMW, if the Closing has not occurred on or prior to January 1, 1997.

     12.2. EFFECT OF TERMINATION. In the event that either party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability. Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance.

                                   ARTICLE 13
                                OTHER PROVISIONS

     13.1. EMPLOYEE MATTERS. Immediately prior to the consummation of the transactions contemplated hereby, PMW shall terminate all its employees. Premiere may, but shall not be obligated to, employ any such employees following the Closing. PMW shall be responsible for all severance, accrued vacation and sick leave, and other payments made to employees of PMW as a result of the transactions contemplated hereby or the termination of any employees. Any employees hired by Premiere shall be subject to Premiere's policies, procedures and practices.

     13.2. BENEFITS AND ASSIGNMENT. This agreement shall be binding upon and shall incur to the benefit of the parties hereto and their respective successors and assigns. Neither Premiere or PMW may assign this Agreement without the prior written consent of the other parties hereto except that Premiere may assign its rights under this Agreement to another entity under common control with Premiere without the consent of PMW.

     13.3. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     13.4. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such waivers, consents and approvals from all applicable governmental entities and third parties, and effecting all necessary registrations and filings. Each of the parties hereto agrees not to take any action or fail to take any action that would be likely to cause any representation or warranty contained in this Agreement to cease to be true or accurate or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of an condition contained in this Agreement.

     13.5. CHOICE OF LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its principles of conflict of law.

     13.6. ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by a meeting of the executive officers of the parties, shall be finally settled by arbitration conducted in accordance with AAA Commercial Arbitration Rules by three independent and impartial arbitrators, of whom each party shall appoint one and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles.

     13.7. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request,

To Premiere:

PREMIERE RADIO NETWORKS, INC.
15260 Ventura Boulevard, Fifth Floor
Sherman Oaks, CA 91403-5339

Attention:  Harold S. Wrobel

Copy to:

Jeffrey Soza, Esq.
Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro, LLP
2121 Avenue of the Stars, Suite 1800
Los Angeles, CA  90067

To PMW:

Philadelphia Music Works, Inc.
P.O. Box 209202
Bryn Mawr, PA  19010

Attention: Kenneth Gross

Copy to:

Philadelphia Investment Banking Company:
P.O. Box 209
Villanova, PA  19085

Attention: Kenneth Gross

and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

     13.8. EXERCISE OF PURCHASE OPTION AND CANCELLATION OF SALES REPRESENTATION AGREEMENT. Premiere and PMW agree that the consummation of the transactions contemplated hereby shall terminate that certain Network Radio Sales Representation Agreement dated August 12, 1996.

     13.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     13.10. FURTHER ASSURANCES. PMW shall at any time and from time to time after the Closing execute and deliver to Premiere such further conveyances, assignments and other written assurances as Premiere may reasonably request in order to vest and confirm in Premiere (or its assigns) the title and rights to and in all of the Assets to be intended to be transferred, assigned and conveyed hereunder. In addition, PMW shall provide to Premiere subsequent to Closing with the unaudited, accrual basis balance sheet and income statement at December 31, 1995 and for the twelve-month period then ended, and the unaudited, accrual basis balance sheets and income statements as of the Closing Date and September 30, 1995, and for the periods then ended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PHILADELPHIA MUSIC WORKS, INC.              PREMIERE RADIO NETWORKS, INC.


By:  /s/ Kenneth Gross                       By:  /s/ Harold S. Wrobel
    --------------------------------             -------------------------------
     Name:  Kenneth Gross                         Name:  Harold Wrobel
     Title: President                             Title: Sr. Vice President/
                                                  Business and Legal Affairs